EXHIBIT NO. 20.1

                            UNANIMOUS WRITTEN CONSENT
                          OF THE BOARD OF DIRECTORS OF
                                ADATOM.COM, INC.
                                ----------------

     Pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, and Article II, Section 14 of the By-Laws of Adatom.com, Inc. (the "Company"), the undersigned, being all of the currently serving Directors of the Company, do hereby consent to the adoption of the following resolutions:

                        SALE OF STOCK TO RALPH K. FRASIER

     WHEREAS, the Company is desirous of raising funds through the sale of common stock and Ralph K. Frasier is desirous of purchasing shares of the Company's common stock and;

     WHEREAS, Mr. Frasier is desirous of investing $100,000, and the closing price of the Company's common stock on September 7, 2000 was $1.09 per share;

     WHEREAS, the Company is willing to issue stock at a 15% uplift;

     NOW, THEREFORE, BE IT RESOLVED, that the Company is authorized to issue 105,504 shares of common stock to Mr. Frasier for payment of $100,000;

     FURTHER RESOVLED, that the foregoing shares of the common stock to be issued to Mr. Frasier shall be restricted stock under the Securities Act of 1933 and shall bear a legend to that effect;

     FURTHER RESOVLED, that the Company hereby grants to Mr. Frasier the right to "piggy back" the foregoing common stock on each Registration Statement for the sale of Common Stock filed by the Company (or any securities of a successor company of the Company) at the Company's cost and expense (except those incurred by Mr. Frasier for legal fees and commissions). The obligations of the Company to grant the right to "piggy back" expire upon the earlier of (i) after the Company has afforded the opportunity to Mr. Frasier to exercise registration rights for three registrations, (ii) when all of the forgoing shares held by Mr. Frasier may be sold by Mr. Frasier under Rule 144 without being subject to any volume restrictions, or (iii) September 8, 2004. The Company shall give Mr. Frasier at least 30 days' prior notice of its intent to file a Registration Statement. For purposes of this resolution, the term Registration Statement shall mean any registration statement for the sale of common stock or other securities filed by the Company or filed by any successor entity (in the case of merger, reclassification, change, consolidation, sale or conveyance of the Company) under the Act (except for a registration statement on Form S-4, Form S-8, Form SB-2 or any successor form thereto and except for a registration statement filed pursuant to that certain Registration Rights Agreement between the Company and the purchasers of the Company's Series A Convertible Preferred Stock, dated June 22, 2000) and;

     FURTHER RESOVLED, that the officers of the Company, or any one of them, are hereby authorized and empowered to take such actions and execute such instruments on behalf of the Company as are in their discretion necessary or desirable to effectuate the foregoing resolutions.

     This Unanimous Written Consent may be signed in multiple counterparts, which together shall constitute a single document. For purposes of reference, this Unanimous Written Consent shall be dated as of September 8, 2000.

     IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent.


-------------------------------------
Richard S. Barton


-------------------------------------
Sridhar Jagannathan


-------------------------------------
Ralph K. Frasier


-------------------------------------
Victor W. Nee